Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Heidrick & Struggles International, Inc. of our reports dated February 27, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Heidrick & Struggles International, Inc., appearing in the Annual Report on Form 10-K of Heidrick & Struggles International, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Chicago, Illinois
June 14, 2023